UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

KINDRED HEALTHCARE, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On March 8, 2018, affiliates of Brigade Capital Management, LP (“Brigade Capital”) filed a complaint relating to the merger in the Court of Chancery of the State of Delaware captioned Brigade Leveraged Capital Structures Fund Ltd., Brigade Distressed Value Master Fund Ltd., and Brigade Cavalry Fund Ltd., v. Kindred Healthcare, Inc., Phyllis R. Yale, Sharad Mansukani, M.D., Benjamin A. Breier, Joel Ackerman, Jonathan D. Blum, Paul J. Diaz, Heyward R. Donigan, Richard Goodman, Christopher T. Hjelm, Fred J. Kleisner, Lynn Simon, M.D., TPG Global, LLC, Welsh, Carson, Anderson & Stowe XII, L.P., and Humana Inc. (filed on March 8, 2018). The complaint generally alleges that the defendants breached their fiduciary duty by failing to conduct an independent value-maximizing sales process and omitting material information in Kindred’s Definitive Proxy Statement filed on February 21, 2018 and Supplemental Proxy Statement filed on March 6, 2018. The complaint seeks, among other things, injunctive relief prohibiting the stockholder vote to approve the merger and the defendants from taking any further action to consummate the transaction, as well as attorneys’ fees. Kindred and the Board deny the allegations made in the complaint and will defend the action and any related claims vigorously.

On March 9, 2018, Kindred issued the following statement in response to the lawsuit filed by the affiliates of Brigade Capital:

We believe the litigation filed by Brigade Capital is entirely without merit.

As described in detail in the Proxy Statement filed February 21, 2018, the Kindred Board of Directors ran a thorough, 18-month process to maximize value, resulting in the compelling all-cash transaction with affiliates of TPG Capital, Welsh, Carson, Anderson & Stowe and Humana Inc. at a significant 27% premium to Kindred’s 90-day volume weighted average price for the period ending December 15, 2017, the last trading day prior to specific reports in the media of a potential transaction.

The Kindred Board is confident the transaction is in the best interest of stockholders, and unanimously recommends all stockholders vote “FOR” the merger agreement in advance of the upcoming special meeting on March 29, 2018.

The transaction remains on track to close this summer.

Forward Looking Statements

Certain statements contained herein includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are often identified by words such as “anticipate,” “approximate,” “believe,” “plan,” “estimate,” “expect,” “project,” “could,” “would,” “should,” “will,” “intend,” “hope,” “may,” “potential,” “upside,” “seek,” “continue” and other similar expressions.

Such forward-looking statements are inherently uncertain, and stockholders and other potential investors must recognize that actual results may differ materially from the Company’s expectations as a result of a variety of factors. Such forward-looking statements are based upon management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause the Company’s actual results, performance, or plans to differ materially from any future results, performance or plans expressed or implied by such forward-looking statements. Risks and uncertainties related to the proposed transactions include, but are not limited to, the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; the failure of the parties to satisfy conditions to completion of the proposed merger, including the failure of the Company’s stockholders to approve the proposed merger or the failure of the parties to obtain required regulatory approvals; the risk that regulatory or other approvals are delayed or are subject to terms and conditions that are not anticipated; changes in the business or operating prospects of the Company or its businesses; changes in health care and other laws and regulations; the impact of the announcement of, or failure to complete, the proposed merger on our relationships with employees, customers, vendors and other business partners; and potential or actual litigation. In addition, these statements involve risks, uncertainties, and other factors detailed from time to time in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the Securities and Exchange Commission (the “SEC”).

Many of these factors are beyond the Company’s control. The Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance. The Company disclaims any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.

Additional Information and Where to Find It

The Company has filed with the SEC and mailed to its stockholders a definitive proxy statement in connection with the proposed merger. We urge investors and security holders to read the proxy statement because it contains important information regarding the proposed merger. You may obtain a free copy of the proxy statement and other related documents filed by the Company with the SEC at the SEC’s website at www.sec.gov. You also may obtain the proxy statement and other documents filed by the Company with the SEC relating to the proposed merger for free by accessing the Company’s website at www.kindredhealthcare.com by clicking on the link for “Investors”, then clicking on the link for “SEC Filings.”

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed merger. Information about Kindred’s directors and executive officers, including information regarding the interests of these directors and executive officers in the proposed merger, is included in Kindred’s definitive proxy statement, which was filed with the SEC on February 21, 2018. You can obtain a free copy of this document from the Company using the contact information above.